Exhibit 99.1

FOR IMMEDIATE RELEASE

PVR PARTNERS, L.P. PROVIDES OPERATIONAL

UPDATE ON MARCELLUS SHALE ACTIVITY.

RADNOR, PA – January 13, 2014 . . . PVR Partners, L.P. (NYSE: PVR) (“PVR”) today provided an update on the business activity for its Eastern Midstream Segment.

PVR reported that total throughput for the Eastern Midstream Segment averaged more than 1.8 billion cubic feet per day (“Bcfd”) during the month of December 2013. The reported throughput represented an increase of 60% over total throughput volume of 1.1 Bcfd during December 2012. PVR also reported that it completed a total of 101 well connections in its Eastern Midstream Segment during the full calendar year 2013.

PVR’s Eastern Midstream business began operations in 2010 serving a single Marcellus producer. Total throughput volumes during December 2010 were 25 million cubic feet per day (“MMcfd”), and as of year-end 2010, PVR had completed three well connections and operated three miles of gathering pipeline.

As of December 31, 2013, PVR’s Eastern Midstream business operated 356 miles of gathering and mainline pipeline with more than 100,000 horsepower of compression. PVR’s pipeline network in the Marcellus region currently serves 15 producers and gathers gas from a total of 316 directly connected wells and from nine interconnections into the Partnership’s large diameter trunklines. PVR’s Eastern Midstream pipelines provide ten interconnections into major interstate pipeline systems that deliver gas to the northeastern United States, the country’s largest natural gas consumption market.

PVR also announced that it has entered into an agreement to provide transportation and related services to a major Marcellus Shale natural gas producer. Under terms of the agreement PVR will construct a new interconnection into PVR’s facilities and the producer has committed to 50 MMcfd of firm natural gas transportation on PVR’s Wyoming trunkline. Shipments are expected to commence upon completion of the new interconnection during the fourth quarter of 2014. In addition, PVR reported that other current Marcellus area shippers have increased their transportation commitments for use of PVR’s trunklines.

Bill Shea, President and Chief Executive Officer of PVR’s general partner, said; “We are pleased to report the continued growth of our Eastern Midstream business. Volumes showed strong growth during the fourth quarter, and December volumes exceeded the high end of our expectations for total year-end gathering and trunkline throughput. Total direct well connections during 2013 materially exceeded our initial forecast of 91 connects for the full year. We believe that the remarkable track record of our midstream business over the past three years, and the demonstrated ability of the PVR team to deliver on the service commitments we have made to our customers, position the business for continued growth and success in the midstream industry.

PVR Provides Eastern Midstream Business Update	Page 2

“We are also excited to see the continued growth of our Marcellus area customer base, and to add another well-respected producer to the roster of industry-leading names that we serve,” concluded Mr. Shea.

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PVR Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and operates a network of natural gas midstream pipelines and processing plants, and owns and manages coal and natural resource properties. Our midstream assets, located principally in Texas, Oklahoma and Pennsylvania, provide gathering, transportation, compression, processing, dehydration and related services to natural gas producers. Our coal and natural resource properties, located in the Appalachian, Illinois and San Juan basins, are leased to experienced operators in exchange for royalty payments.

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This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, and the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com